As filed with the Securities and Exchange Commission on June 10, 1997
                                              Registration No. 333-23521
========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                             -----------------
                               AMENDMENT NO. 1
                                    TO
                                 FORM SB-2
                           REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933
                              -----------------


                             RIVERBANK FACTORS, INC.
              (Exact name of Registrant as specified in its charter)

Florida                    6153                                65-0703758
----------------         --------------------------            ---------------
(State or other         (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of          Classification Code Number)           Identification
incorporation
or organization

                                RIVERBANK FACTORS, INC.
                             800 West Oakland Park Boulevard.
                                      Suite 100
                                  Ft. Lauderdale, FL 33311
                                      (954) 564-9400
                  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                       SHLOMO RASABI
                        Chairman, President, Chief Executive Officer,
                       Chief Financial Officer, Treasurer and Director
                                     Riverbank Factors, Inc.
                                800 West Oakland Park Boulevard
                                         Suite 100
                                    Ft. Lauderdale, FL 33311
                                       (954) 564-9400
                    (Name, address, including zip code, and telephone number,
                           including area code, of agent for service)

                                          Copies to:
                                    M. PETER AMARAL, ESQ.
                                        PO Box 970771
                                     Boca Raton, FL 33428
                                        (561) 479-4775

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
===========================================================================

TITLE OF EACH CLASS     AMOUNT TO BE     PROPOSED     PROPOSED     AMOUNT OF
OF SECURITIES TO BE     REGISTERED       MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED                               OFFERING     AGGREGATE    FEE (1)
                                         PRICE PER    OFFERING
                                         SECURITY     PRICE
Subordinated,
Fixed-Rate Note         4,900            $1,000        $4,900       $1,485

(1)  Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
   SUBJECT TO COMPLETION  DATED JUNE 10, 1997

                            RIVERBANK FACTORS, INC.
                          $4,900,000 Principal Amount
                       Subordinated, Fixed Rate Term Notes
           (ranging in term from three (3) months to ten (10) years)
                               ($1,000 Minimum)
                         ("Investment Notes" or "Notes")

   This Prospectus relates to the offer and sale of up to $4,900,000 in principal amount (the "Offering") of unsecured, subordinated notes (the "Investment Notes" or the "Notes") of Riverbank Factors, Inc., a Florida corporation ("Riverbank," the "Company" or the "Issuer" as the context may require). The Investment Notes will be offered on an ongoing and continuous basis by Riverbank pursuant to Rule 415. The Investment Notes will be subordinated to all "Senior Debt" of the Company (defined generally as debt which would have a priority of right to payment in connection with the liquidation of the Company and its assets). See "Summary of Terms-Subordination of Investment Notes." The amount of the Company's Senior Debt will fluctuate from time to time. As of the date of this Prospectus there was no Senior Debt outstanding. There is no limitation on the amount of Senior Debt the Company can incur.

   Investment Notes will be issued in the minimum amount of $1,000 and will be issued for a specified term as follows: three (3) months, six (6) months, one (1) year, eighteen (18) months, two (2) years, thirty (30) months, three
(3) years, four (4) years, five (5) years, seven (7) years or ten (10) years. Purchasers of the Notes will elect a term when they subscribe for Notes. Interest rates paid will vary with the term to maturity of the Notes and will be fixed at issuance for the life of each Note. Interest rates on unsold Notes will be determined on the first day of each month by a formula based upon the arithmetic average of the yields of the last full four weeks of the month immediately preceding the month just ended on actively traded U.S. Treasury issues adjusted to a constant maturity of one year as published by the U.S. Treasury in Federal Reserve Statistical Release H.15 (519) (the "Index"), plus an amount called the Margin that has been established by the Company for each term to maturity. See "Description of the Investment Notes and the Deed Poll Indenture." Each Prospectus will be accompanied by a Prospectus Supplement setting forth the interest rates then being paid by the Company for each maturity. The term to maturity will be chosen by the purchaser of the Notes at the time of purchase. The Notes may be extended by the holder at its option for an identical maturity term. The Investment Notes will be issued pursuant to a Deed Poll Indenture of Trust between the Issuer and the Holders of the Investment Notes. For a full description of the terms and provisions of the Investment Notes offered hereby see "Description of the Investment Notes and the Deed Poll Indenture."

The Issuer reserves the right to reject any subscription hereunder, in whole or in part, for any reason. Subscriptions will be irrevocable upon receipt by Riverbank. In the event that a subscription is not accepted by the Company, the proceeds of such subscription will be promptly refunded to the subscriber without deduction of any costs and without interest. The Company expects that such subscriptions will be refunded within 48 hours after the Company has received such subscription. No minimum amount of Investment Notes must be sold in this Offering. Riverbank reserves the right to withdraw or cancel the Offering at any time. In the event of such withdrawal or cancellation, the Investment Notes previously sold will remain outstanding until maturity and pending subscriptions will be irrevocable. See "Plan of Distribution."

   Any indebtedness of the Company, other than Senior Debt, will have rights upon liquidation or dissolution of the Company which ranks pari passu ("equally") in right of payment to the Investment Notes offered hereby. As of the date of this Prospectus, the Company had an aggregate of approximately $400,000 in principal amount of indebtedness, which ranks pari passu in right of payment with the Investment Notes. Such indebtedness represents unsecured borrowings of the Company other than the Investment Notes offered hereby. For a full description of the terms and provisions of the Investment Notes offered hereby, see "Description of the Notes and The Deed Poll Indenture."

   Riverbank is a newly organized Florida corporation that has not conducted any significant business other than preparing its business plan and conducting this offering. The Company's ability to continue as a going concern may be dependent upon the successful completion of this offering. See "Risk Factors."

The Notes will be issued in registered form. It is anticipated that there will be no secondary market for the Investment Notes. No such secondary market presently exists, and if any such market were to develop, there can be no assurance that it would provide the holders of the Investment Notes with liquidity of investment. The Investment Notes will not be transferable without the prior consent of the Company. Such consent will be withheld in the event that the Company determines that such transfer might result in a violation of any state or Federal securities or other applicable law. The Notes will be issued pursuant to a Deed Poll Indenture between the Issuer and Holders of the Investment Notes, See "Description of the Notes and The Deed Poll Indenture."

The Company is not subject to state or federal statutes or regulations applicable to banks and/or savings and loan associations with regard to insurance, the maintenance of reserves, the quality or condition of its assets or other matters. THE INVESTMENT NOTES OFFERED HEREUNDER ARE NOT CERTIFICATES OF DEPOSIT ("CDs"). PAYMENT OF PRINCIPAL AND INTEREST ON THE INVESTMENT NOTES IS NOT GUARANTEED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND OR ANY OTHER ENTITY. THE COMPANY'S REVENUES FROM OPERATIONS, INCLUDING THE SALE OF LOANS FROM ITS PORTFOLIO TO THIRD PARTY INVESTORS, THE COMPANY'S WORKING CAPITAL, AND CASH GENERATED FROM ADDITIONAL DEBT FINANCING REPRESENT THE COMPANY'S ONLY SOURCES OF FUNDS FOR THE REPAYMENT OF PRINCIPAL, AT MATURITY, AND THE ONGOING PAYMENT OF INTEREST ON THE INVESTMENT NOTES.

THE NOTES ARE SPECULATIVE SECURITIES AND AN INVESTMENT HEREUNDER SHOULD BE UN-DERTAKEN ONLY AFTER CAREFUL EVALUATION OF THE RISK FACTORS AND THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE PURCHASING THE INVESTMENT NOTES. SEE "RISK FACTORS" AT PAGE 5 HEREOF.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF INVESTMENT NOTES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT SETTING FORTH THE INTEREST RATES THEN BEING OFFERED ON THE NOTES.

   NO MINIMUM AMOUNT OF INVESTMENT NOTES MUST BE SOLD IN THE OFFERING.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  UNDERWRITING       PROCEEDS TO
                  PRICE TO        COMMISSIONS AND       THE
                  PUBLIC (1)         DISCOUNTS        COMPANY(2)(3)
===================================================================
PER NOTE          $    1,000             0                       0
TOTAL             $4,900,000             0             $4,900,0000

(1)	The Investment Notes will be issued at their face principal value of
$1,000, without discount.

(2)	Riverbank is not negotiating and does not currently have any agreements concerning the use of the services of any National Association of Securities Dealers, Inc. ("NASD") member broker-dealer as an agent to assist in the sales of the Investment Notes, and accordingly, is not presently obligated to pay any commissions in connection with the sale of the Investment Notes. See "Plan of Distribution."' If Riverbank initiates or enters discussions leading to an agreement concerning the use of the services of any broker-dealer, Riverbank may pay NASD member broker-dealers, as Agents, an estimated commission ranging from .5% to 10% of the sale price of any Investment Note sold through any such Agent, depending on numerous factors. Riverbank may agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. It is also likely that any such agreement by Riverbank would include reimbursement of any such broker-dealer for its costs and expenses, up to a maximum, based on a percentage of the Investment Notes sold. See "Plan of Distribution."

   Officers, directors and other associated persons of the Company will participate in the sale of the Notes in reliance on the safe-harbor provisions of Rule 3a4-1 of the Securities Exchange Act of 1934. Such associated persons will not be compensated directly or indirectly on transactions in the Notes. Participation by such associated persons will be restricted to passive sales activities.

(3)	Before deducting other expenses incurred in connection with the Offering payable by Riverbank estimated at approximately $35,000.

	No Riverbank employee, broker-dealer, salesman or other person has been authorized to give any oral information or to make any oral representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Riverbank. This Prospectus does not constitute an offer of any securities other than those to which it relates or to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

   The date of this Prospectus is June 10, 1997</R


AVAILABLE INFORMATION



   The Issuer has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of the Notes offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Issuer, the Notes offered by this Prospectus and related matters, reference is made to such Registration Statement, including the exhibits filed as a part thereof. Each statement in this Prospectus referring to a document filed as an exhibit to such Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. Exhibits to the Registration Statement will be provided without charge upon written or oral request to Shlomo Rasabi, Riverbank Factors, Inc., 800 West Oakland Park Boulevard, Suite 100, Ft. Lauderdale, FL 33311. (954) 564-9400.

The Issuer by reason of this Offering is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Issuer can be inspected and copied at the public reference facilities maintained by the Commission at its Public Reference Section, 450 Fifth Street, N.W, Washington, D.C. 20549, and at its regional offices located as follows:

Chicago Regional Office, Northwestern Atrium Center, 500 W Madison Street, Suite 1400, Chicago, IL 60661-2511; and New York Regional Office, 7 World Trade Center, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates.

Copies of the Registration Statement of which this Prospectus forms a part and the exhibits thereto are on file at the above-referenced offices of the Securities and Exchange Commission in Washington, D.C. Copies may be obtained at rates prescribed by the Commission upon request to the Commission, and may be inspected, without charge, at the above-referenced offices of the Commission.

   The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including the Company. The address is http://www.sec.gov.

	   The Issuer intends to provide holders of the Notes ("Noteholders") with annual reports containing audited financial statements and with such other periodic reports as the Issuer may from time to time provide to stockholders of the Issuer or as otherwise deemed appropriate or as may be required by law.
The Issuer, by reason of this Offering, has a reporting obligation under
Section 15(d) of the Securities Exchange Act of 1934, including the filing of audited annual and unaudited quarterly reports.


TABLE OF CONTENTS

AVAILABLE INFORMATION----------------------------------------------6
RISK FACTORS-------------------------------------------------------8
SUMMARY OF TERMS--------------------------------------------------13
SELECTED FINANCIAL DATA-------------------------------------------14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION-
AND RESULTS OF OPERATIONS-----------------------------------------15
USE OF PROCEEDS---------------------------------------------------17
DESCRIPTION OF THE NOTES AND THE DEED POLL INDENTURE--------------17 DESCRIPTION OF BUSINESS-------------------------------------------23
DESCRIPTION OF PROPERTY-------------------------------------------29
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS------29 EXECUTIVE COMPENSATION--------------------------------------------30
SUMMARY COMPENSATION TABLE----------------------------------------30
AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTIONS/SAR VALUES----------------------------30 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR----------------------------31 INDIVIDUAL GRANTS-------------------------------------------------31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--------------------31 PRINCIPAL STOCKHOLDERS--------------------------------------------31
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS----------32 PLAN OF DISTRIBUTION----------------------------------------------32
LEGAL PROCEEDINGS-------------------------------------------------33
EXPERTS-----------------------------------------------------------33

RISK FACTORS
Investors should consider, among other things, the following factors in connection with the purchase of the Investment Notes.

   Company Risks

	New Business. Development Stage Company. No Operating History. The Company was only recently organized on October 24, 1996. The Company is a development stage company and has not begun significant operations at the date of this Prospectus and, as such, investors do not have any history on the operations and results of the Company or the effectiveness of management in operating the Company in any particular line of business. See "Business"

	   Lack of Capital. Reliance on this Offering. The Company has been funded by its founders with only minimal capital of $10,000. There are no commitments or agreements from any shareholder to provide additional capital to the Company under any circumstances. See. "Risk Factor - No Minimum Amount to be Raised in this Offering." The Company is primarily dependent upon obtaining sufficient proceeds from this Offering to develop its business operations. There is no minimum amount that must be raised in this Offering. Management anticipates that about $200,000 in proceeds from this Offering would provide the Company with sufficient capital to begin operations irrespective of any credit line. The Company intends to apply the proceeds from this Offering to its general corporate purposes as and when they are obtained from investors in this Offering.





   No Minimum Amount to be Raised in this Offering. The Company presently has a $1.2 million line of credit to fund its lending operations, and at the date of this Prospectus has drawn $400,000 from that line to make certain loans. Although management has no practical reason to believe that this line of credit will not remain available to the Company, its loss would have a material affect upon the Company's ability to fund new loans. The Company's primary source of funds to pay principal and interest on the Notes is revenue from loans that the Company makes to borrowers. As such, the Company's ability to continue as a going concern may be dependent upon the successful completion of this offering. Management anticipates that about $200,000 in proceeds from this Offering would provide the Company with sufficient capital to begin operations irrespective of any credit line.

   Reliance on Management. The success of the Company's operations depend, to a large extent, upon the management, lending, credit analysis and business skills of the senior level management of the Company. If Messrs. Rasabi or Benjamin were for some reason unable to perform their duties or were, for any reason, to leave the Company, there can be no assurance that the Company would be able to find capable replacements. Currently, the Company does not have employment agreements with any of its executive officers. In addition, the Company does not hold "key-man" insurance for its executive officers. See "Management."

	   No Voting Rights. The holders of the investment Notes have no vote in the election of directors of the Company, nor can the Investment Notes be converted into any security which would provide such voting rights.
Accordingly, ownership of the Investment Notes does not provide any rights to holders of the Investment Notes to direct or control the management of the Company by the election of directors, or otherwise. An Investment Note holder will not acquire any rights or benefits which might accrue through ownership of common stock in the Company.

   Dependence Upon Debt Financing. For its ongoing operations, the
Company is dependent upon borrowings such as that represented by the Investment Notes. The Company presently has a $1.2 million line of credit from Lloyds Funding, Inc., a non-affiliated company. As of the date of this Prospectus $400,000 has been drawn on this line. Notwithstanding this line of credit, the Company is primarily dependent upon the proceeds of this Offering to obtain the capital needed to conduct and grow its business. At the present time, the Company intends to utilize the proceeds of the sale of the Investment Notes offered hereunder to finance its lending activities and as working capital. The Company's ability to continue to operate at present and to expand its operations in the future will at least, in part, be dependent upon the Company's success in gaining access to such other sources of debt financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Contingent Risks. Although the Company may eventually sell substantially all loans which it originates on a nonrecourse basis, the Company will retain some degree of risk on substantially all loans that may be sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers.

In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. There are currently no such claims pending against the Company. However, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

	Diversification of the Business. The Company's involvement in commercial and consumer lending is new. The Company does not have any operating history. Therefore, the Company is not able to predict with any certainty whether it will be able to operate such lines of business profitability either in the short or long term. There are also risks inherent in such lines of business. Certain of the loans made by the Company may be made on an unsecured basis.
The Company does not at this time intend to aggressively pursue unsecured loans but will determine making such loans on a case by case basis. As such, the Company is not able at this time to demonstrate what percentage of its loan portfolio, if any, will consist of unsecured loans. In cases where loans may be secured by equipment, such equipment is subject to the risk of damage, destruction or technological obsolescence prior to the payment of the loan. In the case of a default and a foreclosure on the equipment, the Company may be required to sell such equipment to third party buyers at a discount or otherwise dispose of such equipment for less than the remaining balance on the loan. See "Business."

Management Discretion Over Substantial Amount of the Proceeds of the
Offering and Possible Use for Future Unspecified Acquisitions. The net proceeds from the sale of the Notes will be utilized for general corporate purposes, including possible unspecified acquisitions of related businesses or assets (although none are currently under consideration or contemplated). It is currently anticipated that proceeds from the Offering will be used to fund the origination of loans and operations. Management will have broad discretion in allocating the proceeds of the Offering. See "Use of Proceeds."

   Business Risks

	Economic Conditions, Changes in Interest Rates and Related Uncertainties. Financial service companies are affected, directly and indirectly, by economic conditions, and by governmental policies. Economic downturns could result in decreased demand for credit, declining real estate values and the delinquency of outstanding loans. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowing. Because of the Company's focus on borrowers who are unable or unwilling to obtain financing from sources such as commercial banks, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in the commercial lending business generally. The Company's operations are dependent to a large degree on interest rate spread which is the difference between interest from loans and costs related to debt financing. The Company's ability to generate revenues is dependent upon its ability to make loans at rates in excess of and for amounts at least equivalent to its outstanding indebtedness including the indebtedness of the Notes and costs related to this Offering. The Company's profitability will be affected by fluctuations in interest rates. For example, any future rise in interest rates, while increasing the income yield on the Company's assets, may adversely affect loan demand and the cost of funds. Conversely, any future decrease in interest rates may reduce the amounts which the Company may earn on its assets, but increase loan demand and reduce the cost of funds. Management cannot accurately predict any one particular factor that would most affect the Company's results of operations. However; a downtrend in one or several critical factors could have an adverse impact on the Company's profitability.

	Competition. Certain segments of the Company's lending businesses are highly competitive. Certain lenders against which the Company competes have substantially greater resources, greater experience, as well as a more established market presence than the Company The future profitability of the Company will depend upon its ability to compete in the marketplace of which there can be no assurance. See "Business."

   Regulatory Restrictions and Licensing Requirements. Although the
Company's business is not presently subject to licensing requirements in any state in which it presently intends to do business, the Company may become subject to examinations by state regulatory authorities with respect to originating, processing, underwriting, selling, and servicing certain loans. These rules and regulations, among other things, may impose licensing obligations on the Company, prohibit discrimination, regulate assessment, collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, may fix maximum interest rates, and fees. Failure to comply with these requirements can lead to, termination or suspension of licenses, certain rights of rescission, class action lawsuits and administrative enforcement actions.

Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

	   Kinds of Collateral. Some of the loans made by the Company may be collateralized by chattel, such as equipment, rather than accounts receivable or inventory or real estate. Loans secured by this type of collateral generally present a greater risk of non-payment in the event of default because of the mobility of the collateral and because the collateral can easily become damaged. In addition, with respect to consumer loans, the installment sales lending industry is subject to a high degree of regulation which may restrict the ability of the Company to foreclose on the collateral securing such consumer loans in the event of a default.

   Real Property Mortgage Foreclosures. The ability of a lender to avoid losses in its loan portfolio when a particular loan becomes delinquent or in default depends upon its ability to foreclose on the collateral it has accepted to collateralize such loan. Although the Company does not presently intend to lend on residential mortgages the collateral accepted with respect to any particular loan may from time to time be commercial or residential real estate. The Company's ability to foreclose on such real estate mortgages securing its loans is regulated by state law. While the precedents for such an action are extremely rare, in the past, certain jurisdictions, during difficult economic times, have declared a moratorium on principal residence mortgage foreclosures. To the Company's knowledge, no such moratoriums are in effect at this time anywhere in the United States but there can be no assurance that such moratoria will not be enacted in the future. Certain states may grant to mortgagors of foreclosed property a statutory right of redemption. The Company does not view any such statutory right of redemption as a material risk in foreclosing mortgaged property in the states in which it intends to conduct its business but there can be no assurances that such statutory right of redemption will not become a material risk.

   Environmental Concerns. In the course of its business, the Company may acquire in the future, properties securing loans which are in default. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility; whether or not the facility is owned or operated by such person. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

The ability of the Company to foreclose on real estate collateralizing its loans, if at any time such a foreclosure would be otherwise appropriate, may be limited by the above-referenced environmental laws. While the Company would not accept a loan collateralized by property as to which it had knowledge of an environmental risk or problem, it is possible that such a risk or problem could become known after the subject loan has been acquired.

	   Risks of Making Loans Secured by Property. The Company may from time to time, in addition to other kinds of property, accept real estate offered to secure its loans. It is possible that the actual resale value of the property collateralizing such loans may decrease. There can be no assurance that the market value of the property underlying such loans will at any time be equal to or in excess of the outstanding principal amount of such loans. Such a decrease could result in some or all of such loans being under-collateralized, presenting a greater risk of non-payment in the event of a default. This situation could be exacerbated by a concentration of similar loans in a single geographical region. See "Business."

	Lending Risks. The Company markets loans, in part, to commercial or consumer borrowers who, for one reason or another such as lack of operating history, are not able, or do not wish, to obtain financing from sources such as commercial banks. To the extent that such loans may be considered to be of a riskier nature than loans made by traditional sources of commercial financing, holders of the Notes of the Company may be deemed to be at greater risk than if the Company's loans were made to other types of borrowers. In addition, although the Company will seek customers from across the United States, the
Company will likely make its loans in circumscribed geographic areas. This practice may subject the Company to the risk that a downturn in the economy in one area of the country would more greatly affect the Company than if its lending business and its portfolio were more diversified. See "Business."

   Investment Risks

	Absence of Insurance and Regulation. The Investment Notes are not insured by any governmental or private agency and they are not guaranteed by any public or private entity Likewise, the Company is not regulated or subject to examination as commercial banks and thrift institutions are. The Company is not a commercial bank or savings/thrift institution. The Company is dependent upon proceeds from the continuing sale of Investment Notes to conduct its ongoing operations. The Company's revenues from operations, including the sale of loans from its portfolio (if such sales are made in the future), the Company's working capital and cash generated from additional debt financing represent the only source of funds for repayment of principal at maturity and the ongoing payment of interest on the Investment Notes. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Subordination of Debt Represented by Securities. The Notes will be subordinate in claim and right to all "Senior Debt" of the Company. As of the date of this Prospectus there was no Senior Debt outstanding. There is no limitation on the amount of Senior Debt the Company can incur. Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or thereafter created) incurred in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company insurance company or from any other institutional lender whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. If the Company were to become insolvent, such Senior Debt of the Company would have a priority of right to payment in connection with the liquidation of the Company and its assets. There can be no assurance that any holder of the Company's indebtedness would be repaid upon a liquidation of the Company. See "Description of the Investment Notes and the Indenture."

Absence of Sinking Fund. The Investment Notes are unsecured obligations of the Company and no sinking fund (i.e., funds contributed on a regular basis to a separate account to repay the Notes) exists for the benefit of Noteholders.

	Absence of Rating. The Investment Notes will not be rated by any rating agency.

Limited Liquidity - Lack of Trading Market. The Investment Notes are non-negotiable and are therefor not transferable without the prior written consent of the Company. Due to the length of the term of certain of the Investment Notes, the non-negotiable nature of the Investment Notes, and the lack of a market for the sale of the Investment Notes, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

	Arbitrary Determination of Offering Price.  The amount and the price of the
Investment Notes being offered by the Company have been established arbitrarily and bear no relationship to the Company's asset value, book value, net worth, or any other established criteria of value or to the earnings potential of the Company.

	   No Indenture Trustee. The Indenture is a Deed Poll Indenture, which means, generally, that only the Company is a signatory. There is no provision for an indenture trustee. As such, the holders of the Investment Notes will have no right to direct the time, method and place of conducting any proceeding or exercising any remedy usually available to an indenture trustee for the benefit of the holders of the Investment Notes.

SUMMARY OF TERMS

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere herein.

Securities Offered

$4,900,000 in principal amount of unsecured, subordinated, term notes
(the "Investment Notes" or the "Notes.") issued by Riverbank pursuant to an Deed Poll Indenture between the Issuer and the Holders of the Investment Notes (the "Indenture"). The Investment Notes are unsecured, subordinated debt obligations of Riverbank Factors, Inc. The Notes are subordinated to the Senior Debt of the Company and are not insured, guaranteed or secured by any lien on any assets of Riverbank. There are no sinking fund provisions applicable to the Notes. The Company is not a commercial banking or savings/thrift institution and is not subject to state or federal statues or regulations applicable to such institutions with regard to insurance, the maintenance of reserves, the quality or condition of its assets or other matters. The Investment Notes offered hereunder are not CDs. Payment of principal and interest on the Investment Notes are not guaranteed by any governmental or private insurance fund or any other entity. The Notes are to be issued in registered form and are non-negotiable. No rights of ownership in an Investment Note may be transferred without the prior written consent of Riverbank (which consent shall not be unreasonably withheld). See "Description of the Notes and the Indenture."

The Issuer

	Riverbank Factors, Inc. ("Riverbank", or the "Company"), a Florida corporation, was recently formed in October, 1996. Although the founders have experience in all phases of commercial lending, the Company has no significant operating history. Its activities to date have been limited primarily to formulating its business plan and preparing this offering. The principal office of the Company is at 800 West Oakland Park Boulevard, Suite 100, Ft. Lauderdale, FL 33311. The telephone number is (954)-564-9400.

Investment Notes

The Investment Notes are offered with fixed maturities ranging from three
(3) months to ten (10) years. Individual Notes will be issued as subscriptions are accepted. The Investment Notes are offered in minimum denominations of $1,000 for each Note. Purchasers will be able to choose any of the following terms, if such terms are then being offered by the Company: three (3) months, six (6) months, one (1) year, eighteen (18) months, two (2) years, thirty (30) months, three (3) years, four (4) years, five (5) years, seven (7) years or ten (10) years.

   Interest rates on unsold Notes will be determined on the first day of each month by a formula based upon the arithmetic average of the yields of the last full four weeks of the month immediately preceding the month just ended on actively traded U.S. Treasury issues adjusted to a constant maturity of one year as published by the U.S. Treasury in Federal Reserve Statistical Release
H.15 (519) (the "Index"), plus an amount called the Margin that has been established by the Company for each term to maturity. See "Description of the Investment Notes and the Deed Poll Indenture "Each Prospectus will be accompanied by a Prospectus Supplement setting forth the interest rates then being paid by the Company for each maturity.

Interest on Notes with terms twelve (12) months or less will be paid at maturity. Persons investing in Investment Notes of longer duration will have the option of having interest paid monthly, quarterly, semi-annually, annually or upon maturity. All interest on the Investment Notes will be accrued daily and paid at the end of the prescribed period. Payment of interest will be by check mailed to the holder of the Note. Investors of Notes with terms of 12 months or greater will have the ability to change their interest payment election once during the original term of the Note.

Investment Notes with terms of twelve (12) months or less will not be subject to redemption or prepayment prior to maturity. All other Investment Notes will be subject to early repayment, at the election of the original holder only; upon the occurrence of a Total Permanent Disability of such holder (as hereinafter defined) or by his or her estate after such holder's death. In the case of a Note jointly held, only where the joint holders are spouses will the election apply if one or the other spouse dies or becomes disabled. Otherwise, holders will have no right to demand early repayment. See "Description of the Notes and the Indenture- Redemption by the Holder upon Death or Total Permanent Disability."

The Investment Notes are non-negotiable instruments. The Investment Notes will be issued in fully registered form. Transfers of record ownership regarding Notes may be made only with the prior written consent of Riverbank, which consent will not be unreasonably withheld. Such consent will be withheld in the event that the Company determines that such transfer might result in a violation of any state or Federal securities or other applicable law.

   About seven (7) days prior to the expiration of the applicable term of an Investment Note the Company will, as a courtesy, send the holder an optional extension form. The holder may elect to extend the Note for an identical term at the interest rate then being offered by the Company on newly issued Investment Notes of like term. The renewal rate could be higher or lower than the original interest rate.

Use of Proceeds

The net proceeds resulting from the sale of the Notes will be utilized by the Company for its general corporate purposes, including possibly repaying Senior Debt and other debt which ranks pari passu (i.e equally) with the Notes. See "Use of Proceeds."

	Until such time as the proceeds are utilized, they will be placed in the Company's commercial account or invested in liquid, short term investments. There are no formal restrictions with respect to the types of such short term investments that may be made by the Company but, in practice, the Company typically places such funds in its commercial account pending their use. See "Use of Proceeds."

SELECTED FINANCIAL DATA
   The following tables summarize the selected unaudited financial data for Riverbank Factors, Inc. for the period from inception to the month ending April 30, 1997, with respect to the Statement of Operations data, which statements include all adjustments that in the opinion of management of Riverbank Factors, Inc., are considered necessary for a fair presentation of the operating results and financial position for and at the end of such period. Results are not necessarily indicative of results expected for the year as a whole. This selected financial data is qualified in its entirety by the more detailed financial statements, including the notes thereto, included elsewhere herein. See "Index to Financial Statements."

                               RIVERBANK FACTORS, INC.
                            (a Development Stage Company)

                             Statement of Operations Data
                             Inception to April 30, 1997
                                   (actual numbers)

Interest income from operations                      $15,785
Expenses:
   General and administrative                             242
   Sales and collections                                  162

Operating profit                                      $15,382

Interest expense                                      $14,666

Net profit                                                715

Per common share data(1)
   Net income                                           $1.43
   Cash dividends declared:
      Common stock                                          0

(1) There are 500 shares of common stock issued representing all authorized shares of the Company. There is no preferred stock authorized.

                               Balance Sheet Data


   April 30, 1997

Assets:
   Cash                                                 882
   Loans                                             437,744
 Total current assets                                438,744
 Amortizations                                        11,484
Total Assets                                        $450,117

Liabilities:
   Accounts payable                                      163
   Loans payable                                     439,166
 Total current liabilities                           439,329
 Long term liabilities                                     0
Total liabilities                                    439,329

Equity:
   Shareholders' equity                               10,000
   Retained earnings                                      73
   Current year earnings                                 715
Total equity                                          10,788

Total Liabilities and
 Shareholders' Equity                               $450,117


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following should be read in conjunction with " Selected Financial Data" and the notes thereto, if any, and the Riverbank Factors, Inc. Financial Statements and the notes thereto included elsewhere in this Prospectus.

	   The Company has approximately $400,000 in outstanding loans as of the date of this Prospectus. It has aggregate operating income of $15,785 since inception, October, 1996, and a net profit for that period of about $715.
Upon the commencement of sale of the Notes, however, the Company anticipates experiencing negative interest income and net operating losses until sale of Notes exceeds about $200,000. These losses would primarily be the result of the delay between the time that subscription proceeds are received from purchasers of the Investment Notes and the time the Company begins to receive payments from the loans that it intends to make with the proceeds. In this initial stage, it is anticipated that interest accrued on the Investment Notes will exceed cash flow from the loan payments. As more proceeds are received and become fully invested in qualified loans, the Company anticipates that its cash flow will become adequately in excess of the interest payments on the Investment Notes.

   Liquidity and Capital Resources.
	   The Company had total assets of $450,117 on April 30, 1997. The Company believes that its capital resources generated from cash flow from operations and from offering proceeds will be adequate to fund its operations on a short (12 months) and long term basis. The Company anticipates rent and administration expenses amounting to less than $2,000 per month over the next 12 months and increasing only modestly for the longer term. Interest expense, underwriting fees, and collection fees are transaction based and will only rise commensurate with an increase in income producing loans made by the Company. The Company's primary cost of doing business relates directly to its cost of funds, i.e. the amount that the Company pays for cash that it loans to its customers, either through borrowing on its credit lines or paying the Holders of the Notes. For the period from inception to April 30, 1997, this interest expense constituted about 93% of interest income received by the Company on its loans to borrowers. This "spread" or difference between interest income and interest expense represents the Company's primary source of liquidity. There can be no assurance that the Company's cost of funds will not rise to a level that adversely affects its ability to maintain profitability with respect to the contracts it holds or that the interest rate paid to Note investors will not rise to a level that adversely affects the Company's ability to make loans with an economically advantageous spread. In addition, high interest rate environments also could be expected to adversely affect the overall financing capacity of the Company's typical non-prime customers.

   The Company has a revolving credit agreement ("agreement") with Lloyd's Funding, Inc. a nonaffiliated company in the amount of $1,200,000 of which $400,000 has been drawn at the date of this Prospectus. Other than with respect to the aforementioned credit line, the Company has no other agreements or understandings relating to any source of funds other than revenue that will be generated from payments of principal and interest on the loans that it may make and from the continued receipt of subscription proceeds, if any. The revolving credit agreement is payable monthly at the rate of one percent per month on the outstanding balance. The entire unpaid balance, plus all accrued and unpaid interest and all other obligations are due and payable on January 3, 1999. At the date of this Prospectus, the Company has timely made all payments required under the agreement. The Company can draw upon the agreement as needed up to the aggregate of $1.2 million in unpaid principal amount at any time.

   The following events have been defined as an event of default under the agreement: the failure to pay any installment on the due day; the execution of an assignment for the benefit of creditors, or the appointment of a receiver, trustee or custodian of the property of the Company; the filing of a petition of Bankruptcy; the reorganization. merger or consolidation of the Company or the sale of all or substantially all of its assets; or the dissolution or liquidation of the Company. Upon the occurrence of an event of default the lender, although not required, can demand a penalty of 5% per month on the unpaid balance.

USE OF PROCEEDS
   The net proceeds resulting from the sale of the Notes will be utilized by the Company for its general corporate purposes, including possibly repaying Senior Debt and other debt which ranks pari passu (i.e equally) with the Notes. At the date of this prospectus there was no Senior Debt and about $400,000 in debt which ranks pari passu with the Notes. Corporate general purposes includes financing of future growth of the Company's factoring business, establishment of a business loan portfolio, other finance related activities, and payment of the Company's operating expenses. Presently, fixed operating expenses are less than $2,000 per month and are expected to remain at these levels over the next 12 months. Transactional based expenses, such as underwriting, servicing, and collection fees, are about 3% of the amount loaned and will vary in absolute dollar amounts with the volume of new loans made by the Company. The greatest amount and percentage of proceeds will be used to fund new loans made by the Company.

The precise amounts and timing of the application of such proceeds will depend upon many factors, including, but not limited to, the amount of any such proceeds, actual funding requirements of the Company from time to time and the availability of other sources of financing. Within these broad parameters, management will have full discretion with respect to the application of the proceeds. Until such time as the proceeds are utilized, they will be invested in liquid, short-term investments or commercial bank accounts. There are no formal restrictions with respect to the types of short-term investments that may be made by the Company but, in practice, the Company typically places such funds in its commercial bank account pending their use.

DESCRIPTION OF THE NOTES AND THE DEED POLL INDENTURE
The Notes will be issued pursuant to a Deed Poll Indenture (the
"Indenture") between the Company and the Holders of the Investment Notes. This section discusses the material provisions of the Indenture. The terms of the Investment Notes include those stated in the Indenture. The Investment Notes are subject to all such terms and holders of Investment Notes are referred to the Indenture for a statement thereof. A copy of the Indenture is available from the Company by mail request to Riverbank Factors, Inc., 800 West Oakland Park Boulevard, Suite 100, Ft. Lauderdale, FL 33311, or by telephone to (954) 564-9400.

The Investment Notes will be general unsecured, subordinated term notes, subordinated in respect of payment to the prior payment in full of all Senior Debt (as herein defined) of the Company, whether outstanding on the date of the Indenture or thereafter incurred, and are offered by the Company at maturities ranging from three (3) months to ten (10) years. The term of each Investment Note will be chosen by the purchaser of such Note upon subscription.

The Investment Notes are not secured by any collateral or lien. There are no provisions for a sinking fund applicable to the Notes. The sole source of payment for the Investment Notes will be cash flow generated by the Company, operational borrowings obtained from third party lenders, or additional capital contributions or loans by the shareholders. There is no currently agreement or understanding between the Company and any shareholder to make additional capital contributions to the Company.

Form and Denomination: The Investment Notes will be issued in fully registered form. The Notes are not negotiable instruments, and no rights of record ownership therein can be transferred without the prior written consent of the Company. Ownership of an Investment Note may be transferred on the Company register only by written notice to the Company signed by the owner(s) or such owner's duly authorized representative on a form to be supplied by the Company and with the prior written consent by the Company (which consent shall not be unreasonably withheld). The Company may also, in its discretion, require an opinion from such Noteholder's counsel that the proposed transfer will not violate any applicable laws. See "Summary of Terms." An Investment Note may be purchased in the minimum amount of $1,000 or any amount in excess thereof. Separate purchases may not be accumulated to satisfy the minimum denomination requirement

   Interest: Interest rates on unsold Notes will be determined on the first day of each month by a formula based upon the arithmetic average of the yields of the last full four weeks of the month immediately preceding the month just ended on actively traded U.S. Treasury issues adjusted to a constant maturity of one year as published by the U.S. Treasury in Federal Reserve Statistical Release H.15 (519) (the "Index"), plus an amount called the Margin that has been established by the Company for each term to maturity. Interest rates on unsold Notes will be computed on the first day of each month by adding the Margin for any particular maturity to the Index (See Table below). The sum will be rounded down to the nearest 1/10 of 1%.

   Yields on Treasury securities at "constant maturity" are interpolated by the U.S. Treasury from the daily yield curve. This curve, which relates the yield on a security to its time to maturity, is based on the closing market bid yields on actively traded Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York. The constant maturity yield values are read from the yield curve at fixed maturities, currently 3 and 6 months and 1, 2, 3, 5, 7, 10, 20, and 30 years. This method provides a yield for a one year maturity, for example, even if no outstanding security has exactly one year remaining to maturity.

   Information concerning yields at constant maturity are available in Federal Reserve Statistical Release H.15 (519) which is published every Monday. Current and historical H.15 data are available on the Federal Reserve Board's web site (http://www.bog.frb.fed.us/). Current data are also available in the Wall Street Journal and on the Department of Commerce Bulletin Board. For information, call 202-482-1986. Information on current rates can be obtained from the Company at 954-564-9400.

   Following is a list of the Margin amount for each maturity of Note being offered by the Company. The Margin is fixed for each maturity and will remain constant throughout this Offering.

TERM-----------MARGIN

3 Month--------1.25
6 Month--------1.50
12 Month-------2.50
18 Month-------2.75
24 Month-------3.00
30 Month-------3.25
36 Month-------3.50
48 Month-------4.00
60 Month-------4.50
7  Years-------5.00
10 Years-------5.50

   For example, the yields in per cent per annum for Treasury one year constant maturities for the full weeks ending April 4, 11, 18 and 25 were 5.99%, 5.99%, 5.98% and 6.01%, respectively. The arithmetic average for these four weeks, obtained by adding the yields and dividing by four, is 5.99%. This is the Index that would become effective on June 1, 1997 and continue in effect until June 30, 1997. The interest rates on the Notes are calculated by adding the Margin for each maturity from the above table to the Index then in effect, and rounding the sum down to the nearest 1/10 of 1%. In the example, new offering rates were calculated on May 31, 1997 for new, unsold Notes, which rates may be higher or lower than the rates for the previous month. The interest rates on previously issued and outstanding Notes do not change and are fixed until maturity.


                  INTERST RATES FOR JUNE, 1997 (1)

TERM       MARGIN       INDEX       INTEREST RATE

3 Month    1.25         5.99        7.20
6 Month    1.50         5.99        7.50
12 Month   2.50         5.99        8.50
18 Month   2.75         5.99        8.70
24 Month   3.00         5.99        9.00
30 Month   3.25         5.99        9.20
36 Month   3.50         5.99        9.50
48 Month   4.00         5.99       10.00
60 Month   4.50         5.99       10.50
7  Years   5.00         5.99       11.00
10 Years   5.50         5.99       11.50

   1. These rates would be in effect for all new, unissued Notes from June 1, 1997 through June 30, 1997. On July 1, 1997 new rates would be calculated for the month of July, 1997 based upon the previously described computational formula.

Interest on Investment Notes will be computed on the basis of an actual
calendar year and will accrue daily.   Interest on Investment Notes with terms
of less than twelve (12) months will be paid at maturity. Purchasers of Investment Notes with terms of one (1) year or greater may elect to have interest paid monthly, quarterly, semiannually, annually or at maturity. This election may be changed one time by the holder during the term of these longer term Notes. Requests to change such election are required to be made to the Company in writing. No specific form of change of election is required to be submitted to the Company. Any interest not otherwise paid on an interest payment date will be paid at maturity.

	Interest Accrual Date: Interest on the Investment Notes will accrue from the date of purchase, which is deemed to be, for accepted subscriptions, the date the Company receives funds, if received prior to 3:00 p.m. on a business day, or the next business day if the Company receives such funds on a non-business day or after 3:00 p.m. on a business day. For this purpose, the Company's business days will be deemed to be Monday through Friday, except for Florida legal holidays.

	Interest Withholding: with respect to those investors who do not provide the Company with a fully executed Form W-8 or Form W-9, the Company will withhold 31% of any interest paid. Otherwise, no percentage of interest will be withheld, except on accounts held by foreign business entities. It is the Company's policy that no sale will be made to anyone refusing to provide a fully executed Form W-8 or Form W-9.

	   Optional Extension: At least seven days prior to a Note's stated Maturity Date, the Company will notify the registered Holder (existing as of the applicable Maturity Record Dated) by mail of such pending Maturity Date. The notice will be accompanied by a renewal form, a Prospectus, and a Prospectus Supplement specifying the current rates being paid by the Company on unsold Notes. Such notice shall also state that payment of principal of a Note shall be made upon presentation and surrender of such Note and shall specify the place where such Note may be presented and surrendered for the making of such payment. The Holder, at its sole option, may renew such Note by completing the renewal form or by letter or telephone to the Company indicating the Holder's intention to renew such Note, and by delivering such communication to the Company within seven days after the original Maturity Date. The extension of any Note shall constitute a new investment decision by the Holder thereof.

	Interest shall continue to accrue at then current rates from the first day of such renewed term. Such Note, as renewed, will continue in all its provisions, including provisions relating to payment; except that the interest rate payable during any renewed term shall be the interest rate which is then being offered by the Company on similar Investment Notes being offered as of the renewal date.

	   If the Company does not receive proper communication of the holder's intent to renew such Note with seven days of the original maturity date, interest will accrue after the Maturity Date until the date of payment at the rate being paid on such Security immediately prior to its Maturity Date.

	Redemption by the Company: The Company will have no right to prepay an Investment Note. The holder has no right to require the Company to prepay any such Note prior to its maturity date as originally stated or as it may be extended, except as indicated below.

	Redemption by the Holder upon Death or Total Permanent Disability:
Except for Investment Notes with maturities of less than twelve (12) months, an Investment Note may be redeemed at the election of the holder following his subsequent Total Permanent Disability, as established to the satisfaction of the Company, or by his estate following his death. The redemption price, in the event of such a death or disability, will be the principal amount of the Investment Note, plus interest accrued and not previously paid, to the date of redemption. If spouses are joint record owners of an Investment Note, the election to redeem will apply when either record owner dies or becomes subject to a subsequent Total Permanent Disability. In other cases of Investment Notes jointly held the election will not apply.

	The Company may modify the foregoing policy on redemption after death or disability. However, no such modification will affect the right of redemption applicable to any then outstanding Investment Note. Should the Company modify such policy at a future date, written notice of such modification will be sent to all owners of those outstanding Investment Notes which were purchased while the policy was in effect (but such notice will not affect the right to redeem such outstanding Investment Notes after the owner's death or disability).

	For the purpose of determining the right of a holder to demand early repayment of an Investment Note, Total Permanent Disability shall mean a determination by a physician chosen by the Issuer that the holder, who was gainfully employed on a full time basis at the time of purchase, is unable to work on a full time basis, defined as working at least forty hours per week, during the succeeding twenty-four months.

	Subordination: The indebtedness evidenced by the Investment Notes, and any interest thereon, are subordinated to all "Senior Debt" of the Company. Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or thereafter created) incurred in connection with borrowings by the Company from a bank, trust company, insurance company, or from any other institutional or secured lender, whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. As of the date of this Prospectus there was no Senior Debt outstanding. The Company has entered into a revolving credit agreement with a private company, which is not a secured lender. Any indebtedness of the Company other than that described as Senior Indebtedness, will have rights upon liquidation or dissolution equivalent to that of the Noteholders. At the date of this Prospectus, the Company has $400,000 principal amount of indebtedness outstanding which ranks pari passu ("equally") in rights of payment to the Investment Notes offered hereby. Such indebtedness represents borrowings of the Company other than the Investment Notes offered hereby.

	For a discussion of the lack of insurance or guarantees in support of the Notes, see "Risk Factors."

	In the event of any liquidation, dissolution or any other winding up of the Company or of any receivership, insolvency, bankruptcy readjustment, reorganization or similar proceeding under the Federal Bankruptcy Code or any other applicable federal or state law relating. to bankruptcy or insolvency or during the continuation of any Event of Default (as described below), no payment may be made on the Investment Notes until all Senior Debt has been paid. In any such event, holders of Senior Debt may also submit claims on behalf of Security holders and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the Noteholders. If any distribution is nonetheless made to Noteholders, the money or property distributed to them must be paid over to the holders of the Senior Debt to the extent necessary to pay Senior Debt in full.

	Events of Default: The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Investment Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of principal on the Investment Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to observe or perform any covenant, condition or agreement with respect to the liquidation, consolidation or merger or other change in control of the Company; (iv) failure by the Company for 60 days after notice to comply with certain other agreements in the Indenture or the Investment Notes; and (v) certain events of bankruptcy or insolvency with respect to the Company.

	If any Event of Default occurs and is continuing, the holders of at least a majority in principal amount of the then outstanding Investment. Notes may, declare all of the Investment Notes to be due and payable immediately;
provided, however, that so long as any Senior Debt is outstanding, such declaration shall not become effective until the earlier of (i) the day which is five (5) Business Days after the receipt by representatives of Senior Debt of such written notice of acceleration or (ii) the date of acceleration of any Senior Debt. In the case of an Event of Default arising from certain events of bankruptcy or insolvency; with respect to the Company; all outstanding Investment Notes will become due and payable without further action or notice. Holders of the Investment Notes may not enforce the Indenture or the Investment Notes except as provided in the Indenture.

	The holders of a majority in aggregate principal amount of the Investment Notes then outstanding may on behalf of the holders of all of the Investment Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of the Investment Notes.

	Amendment, Supplement and Waiver: Except as provided herein, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Investment Notes then outstanding, and any existing default or compliance with any provision of the Indenture or the Investment Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Investment Notes.

	Without the consent of each holder affected, an amendment or waiver may not (with respect to any Investment Notes held by a non-consenting holder of Investment Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, (iii) reduce the rate of or change the time for payment of interest on any Investment Note, (iv) waive a Default or Event of Default in the payment of principal or premium, if any, or interest on the Investment Notes (except a rescission of acceleration of the Investment Notes by the holders of at least a majority in aggregate principal amount of the Investment Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Investment Note payable in money other than that stated in the Investment Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Investment Notes to receive payments of principal of or interest on the Investment, Notes, (vii) make any change to the subordination provisions of the Indenture that adversely affects holders of Investment Notes or (viii) make any change in the foregoing amendment and waiver provisions.

	   Notwithstanding the foregoing, without the consent of any holder of Investment Notes, the Company may amend or supplement the Indenture or the Investment Notes to cure any ambiguity, defect or inconsistency; to provide for assumption of the Company's obligations to holders of the Investment Notes in the case of a merger or consolidation; to make any change that would provide any additional rights or benefits to the holders of the Investment Notes or that does not adversely affect the legal rights under the Indenture of any such holder including an increase in the, aggregate dollar amount of Investment Notes which may be outstanding under the Indenture, to modify the Company's policy to permit redemption of Investment Notes upon the death or Total Permanent Disability of any holder of Investment Notes (but such modification shall not adversely affect any then outstanding Security); or to comply with requirements of the SEC.

	   Concerning a Trustee: The Indenture is a Deed Poll Indenture, which means, generally that only the Company is a signatory. There is no provision for an independent indenture trustee. As such, the holders of the Investment Notes will have no right to direct the time, method and place of conducting any proceeding or exercising any remedy available to an independent trustee for the benefit of the holders of the Investment Notes.

	Place and Method of Payment: Principal and interest on the Investment Notes will be payable at the principal executive office of the Company, as it may be established from time to time, or at such other place as the Company may designate for that purpose, provided, however, that payments may be made at the option of the Company by check or draft mailed to the person entitled thereto at his address appearing in the register which the Company maintains for that purpose.

	No Personal Liability of Directors, Officers, Employees and Shareholders:
No director, officer, employee, incorporator, or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Investment Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Investment Notes by accepting an Investment Note waives and releases all such liability. The waiver and release are a material part of the consideration for issuance of the Investment Notes.

	Such waiver is void under the federal securities laws with respect to securities laws violations and the liability of such persons will not be limited for securities laws violations. It is the view of the Securities and Exchange Commission that such a waiver is against public policy.

	Reports: The Company, publishes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Copies of such reports will be sent to Noteholders upon written request to the Company

	   Service Charges: The Company reserves the right to assess service charges for replacing lost or stolen Investment Notes (for which an affidavit from the holder will be required), changing the registration of any Investment Note when such change is occasioned by a change in name of the holder, or a transfer (whether by operation of law or otherwise) of the Investment Note by the holder to another person. The first such activity with respect to any particular Note will be performed at no charge. Subsequent activities, if any, will be charged at $10.00 per activity.

	   Additional Securities: The Company may offer from time to time additional kinds or classes of notes with terms and conditions different from the Investment Notes offered hereby. The Company will file new registration statements with the Securities and Exchange Commission respecting such offerings if and when it decides to offer to the public any additional kind or class of security.

DESCRIPTION OF BUSINESS

Riverbank Factors, Inc. ("the Company") is a corporation organized under the laws of the State of Florida on October 24, 1996. The Company is located at 800 West Oakland Park Boulevard, Suite 100, Ft. Lauderdale, Florida. The telephone number there is (954) 564-9400.

	General. Riverbank Factors, Inc. ("Riverbank" or the Company) was incorporated in Florida in 1996. Riverbank's primary activity as of the date hereof has been preparing its business plan and raising capital for use in the Company's lending operations and otherwise. The Company presently employs two people on a part-time basis. The number of full time and part time employees will increase commensurate with an increase in business activity.

   Riverbank Factors, Inc. is a development stage company. Generally, that means that the Company has not yet conducted any significant operations or generated any meaningful revenues from the limited operations that it has conducted. The Company will be engaged primarily in arranging financing for businesses and individuals with non-prime credit. The non-prime market segment is comprised of businesses and individuals who are generally classified as C and D credits and who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history, their limited financial resources, lack of operating history, or even industry focus. Generally, a C credit classification applies to borrowers with credit histories showing one or more payments more than 90 days late, or the existence of judgments less than $10,000 in amount. The D credit classification applies to borrowers with bankruptcies, loans that have been written off by the lender, or judgments more than $10,000 in amount. Management believes that the availability, or lack of availability as the case may be, of credit among this group is as consequential as for so called prime credit prospects. The Company sees the availability of credit to this high need group as an attractive market niche. As such, the Company intends to serve as an alternative source of financing to businesses and individuals comprising this group who typically do not qualify for financing from traditional commercial financing sources.

	   Riverbank intends to operate as a full service financial services company. Initially, its operations will consist of offering commercial loans to small or credit impaired customers whose borrowing needs are not being serviced by commercial banks. Riverbank will operate primarily in Florida, New York and New Jersey although its commercial lending activities will not necessarily be restricted to any one state or region. As its business develops, Riverbank will originate, service, purchase and sell a full spectrum of financial services products, including business and consumer secured and unsecured loans.

	Business Strategy. The Company's objective is to grow its business in the financial services industry. The Company believes that it can grow by its commitment to servicing segments of the market which the Company believes are not adequately serviced by commercial banks or other traditional financing sources. In servicing these specialized markets, the Company stresses the importance of customer service, including prompt response to requests for loans and account information.

	   Initially, the Company will make loans to businesses that because of their limited financial history or impaired credit are not able to borrow successfully from commercial banks. Although these prospective borrowers may not meet all the credit criteria of commercial banks, the Company will make a determination, in each case, that the prospective borrower does have the business purpose, motivation and collateral required to repay the loan. In most cases, the collateral for the loan will be the accounts receivable of the borrower or inventory. Most often, the Company intends to lend up to 80% of the face value of each individual, specific invoice for a particular borrower, a financing procedure known in the trade as `factoring.' In the event of default by the borrower the Company will be entitled to collect the amount of the invoice used as collateral directly from the obligor. Real estate and other property and equipment owned by the borrower may also serve as collateral for a loan to that borrower.

	   Because the Company will typically be making loans to borrowers with non-perfect credit histories, the Company will typically require lower loan-to-value ratios (amount of loan as compared to appraised value of collateral securing the loan) than are typically required of borrowers with unblemished credit histories. The Company may further collateralize its loans by obtaining a lien on the borrower's other tangible and intangible assets by filing appropriate Uniform Commercial Code financing statements.

	The Company will make loans for various business purposes including, but not limited to, inventory, working capital, business expansion, equipment acquisition and debt-consolidation. The Company will not target any particular industry or trade group but it is possible that its loan portfolio could become concentrated in a particular industry or within a particular geographic area, with the associated increased risk that a localized downturn in that area or in that industry would adversely affect the ability of a substantial number of borrowers to repay their loans.

The Company has focused its efforts in the non-prime market segment of business and consumer lending because of the high profit potential derived from its ability to evaluate the unique credit risks associated with this market segment and to effectively service the resulting receivables. The Company has developed processing systems and controls specifically designed to support its operations in the non-prime market segment.

The non-prime market is comprised of customers who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history, or their limited financial resources. Consequently, the loans made by the Company will bear a higher rate of interest but also involve a higher probability of default, may involve higher delinquency rates and will involve greater servicing costs. The Company's profitability depends upon its ability to properly evaluate the creditworthiness of customers and efficiently service its portfolio.

Credit extensions by the Company will conform generally to the credit worthiness policies of the Company, including complete applications, background credit investigations, verification of employment when appropriate, and evaluation and decision guidelines. While the ability and intent of the customer to repay are essential prerequisites to any loan, the collateral underlying the loan, consisting of accounts receivables, real estate and inventory, to name a few possibilities, is a basic and necessary consideration. A specific loan will be made only after objective investigation of the creditworthiness of the borrower and the underlying value of the collateral, combined with a subjective assessment by the Company's loan personnel.

Credit Evaluation Procedures. The Company has developed processing systems and controls specifically designed to support its evaluation process of non-prime credit applicants. This process consists of a comprehensive evaluation of multiple credit bureau reports in order to eliminate prospective borrowers whose credit quality is deteriorating, whose financial history suggests too great a probability of default, or whose credit experience is too limited for the Company to assess the probability of performance. The Company also may require verification of certain applicant information prior to making its credit decision. This verification process in many instances requires submission of supporting documentation and is performed solely by Company personnel.

After receiving the applicant's credit application and the information extracted from the credit bureau reports, the application and the proposed transaction are reviewed on the basis of the Company's credit and transaction structure criteria and the credit decision is made. This decision may be to
(i) approve the application; (ii) approve the application with conditions; or
(iii) decline the application. The credit analyst documents his decision and notifies the applicant.

   Loss Exposure Management. The experience of the Company personnel in consumer finance has enabled it to rely on borrower-specific credit assessments to identify special, high margin lending opportunities. However, because these transactions do present high risks, the Company has designed its finance programs to limit the loss exposure on each transaction. The degree of exposure in any transaction is a function of: (i) the extent of credit granted compared to the value of the underlying collateral; (ii) the possibility of physical damage to, or the loss of, the collateral; and (iii) the potential for any legal impediment to the collection of the obligation or the repossession of the collateral. The Company seeks to control loss exposure by: (i) limiting the credit it is willing to extend based upon the value of the underlying collateral determined primarily by independent appraisals or by Company personnel; (ii) requiring physical damage insurance, where appropriate, to be maintained at all times to protect its financial interest; and (iii) determining whether the applicant has sufficient disposable income to meet such applicant's existing obligations, including the obligations resulting from the proposed transaction.

   Although the Company presently does not make consumer loans it may enter this line of business in the future. Generally, and as may be permitted by the laws of the jurisdiction in which the loan will be originated, consumer loans made by the Company will be fully amortizing and provide for equal payments over the term of the contract (typically 12 to 48 months). The portions of such payments allocable to principal and interest are, for payoff and deficiency purposes, determined in accordance with the law of the state in which the contract was originated. In the event that state law provides for more than one method of allocating principal and interest, the terms of the acquired contract are applied, which generally provide for the use of the Rule of 78's method of interest calculation. The "Rule of 78's" is a method used to compute the portion of the total interest reflected on a pre-computed loan contract which has been earned (or which has not been earned) at any point during the life of a contract by the holder of the contract. This method may result in a financial organization recognizing as income a higher portion of the total interest earlier in the life of a contract, which more accurately matches the expenses associated with the acquisition and servicing of a contract. In many states, the Rule of 78's is specifically recognized by statute as an acceptable computational method of recognizing interest income.


	It is anticipated that loans for business purposes made by the Company will generally range from $15,000 to $200,000 in the aggregate for one borrower. Business purpose loans will be made to corporations, limited liability companies, partnerships, sole proprietorships and other forms of business entities based upon the Company's determination of the creditworthiness of the prospective borrower, in each instance, and its estimate of the value and marketability of the collateral that will be used to secure the loan.

	The Company will market its business loan services through word of mouth, personal contacts and through various forms of advertising. Advertising will include direct mail campaigns sent to owners of small businesses located in a targeted service area. Newspaper advertising will also be employed in selected service areas. Initially, management will perform all the Company's sales and marketing. A commissioned sales staff comprising professional sales persons will be added as the level of paid advertising is increased and the number of resulting leads grow. Eventually, management will play only a small role in direct selling and the commissioned sales staff will be responsible for converting advertising leads into loan applications.

   The Company intends to keep its interest and other charges competitive with the lending rates of other finance companies targeting the same kinds of customers. Generally, loans will be made at fixed rates for terms ranging from one to four years. Generally, the Company will compute interest due on its outstanding loans using the simple interest method. Generally, simple interest is interest computed on a fixed principal amount based upon the number of days for which a loan remains outstanding. In all instances, the Company will permit borrowers to prepay such loans. Where permitted by applicable law, the Company may impose a prepayment penalty. Whether a prepayment fee is imposed and the amount of such fee, if any, will be negotiated between the Company and the individual borrower prior to consummation of the loan.

It should be noted that the lending policies and practices of the Company will be altered, amended and supplemented as conditions warrant. The Company reserves the right to make changes in its day to day practices and policies in its sole discretion. Such changes may be made by management without a vote of the Company's shareholders or the Investment Note holders.

	Underwriting Procedures. The Company's underwriting standards are designed to evaluate prospective borrowers' credit standing and repayment ability and the value and adequacy of the property that will be used as collateral. Initially, the borrower will be required to fill out a detailed application providing pertinent credit information. As part of the description of the borrower's financial condition, the borrower is required to provide information concerning assets, liabilities, income, credit, and in the case of individuals, employment history and other demographic and personal information. If the application demonstrates the borrower's ability to repay the debt, as well as sufficient income and equity in the collateral property, the Company will obtain and review an independent credit bureau report on the credit history of the borrower, and a verification of the borrower's income by obtaining and reviewing one or more of the borrower's income tax returns, checking account statements, tax forms or verification of business or employment standing.

	Once all applicable income, credit and property information is obtained, a determination will be made by the Company as to whether sufficient unencumbered equity in the collateral property exists and whether the prospective borrower has sufficient income available to meet the borrower's obligations, including repayment of the prospective loan, as they come due.

	Servicing of Loans. The Company's contract servicing and administration activities are specifically tailored for the servicing of non-prime credit borrowers. Through such services, the Company: (i) collects payments; (ii) accounts for and posts all payments received; (iii) responds to obligor inquiries; (iv) takes all necessary action to maintain the security interest granted in the collateral; (v) investigates delinquencies and communicates with the obligor to obtain timely payments; (vi) reports tax information to the obligor; (vii) monitors the contract and its related collateral; (viii) monitors continuation of insurance coverage if applicable, and (ix) when necessary, repossesses and disposes of the collateral.

 Customer service management personnel review any account that reaches 15 days of delinquency to assess the collection efforts to date and to refine, if appropriate, the collection strategy. The Company generally will not allow contracts to be extended or re-written or payments to be deferred. The Company's policies therefore limit its available remedies to the collection of monies due. The Company's customer service personnel, together with senior management, generally will design a collection strategy that includes a specific deadline within which the obligation must be collected. Accounts that have not been collected during such period are again reviewed, and, unless there are specific circumstances which warrant further collection efforts, the account may be assigned to outside attorneys or agencies for collection and or repossession. Regardless of the actions taken or circumstances surrounding a specific delinquent account, any account which reaches 180 days of delinquency is charged-off and the obligor is pursued, subject to any legal limitations, for both the collateral and deficiency.

	   Generally, the Company will use an affiliated company, Riverbank Services, Inc. for servicing the loans it maintains in its portfolio. Riverbank Services, Inc. presently services a loan portfolio of approximately $7,000,000 consisting primarily of Florida based loans on used automobiles. Riverbank Services, which is equipped with specialized software and experienced loan servicing personnel, will assist the Company in evaluating credit reports prior to loan approval, will service the Company's loans, and will monitor and perform all collection procedures. As compensation, Riverbank Services, Inc. will be paid a fee of $2 for each $100 of customer collections actually received. See "Related Parties and Certain Transactions."

	Purchasing and Sale of Existing Loans. In the normal course of business, the Company may in the future purchase business/commercial loan portfolios from individuals, banks, other commercial finance companies as well as other sources of commercial loans. Any loans so purchased would be collateralized by property acceptable to the Company. Each such individual loan would be reviewed by management prior to acquisition to see if the loan and all related matters conform to the Company's lending procedures and policies.

	In the normal course of its business, the Company may in the future sell loans which it has made to investors through the (i) sale of individual loans;
(ii) bulk sale of several loans; or (iii) securitization of an entire portfolio of loans. Such sales may occur shortly after the consummation of a loan by the Company, or after the Company has built a portfolio of loans. In all instances, the Company intends to sell such loans for a premium, thereby generating income for the Company.

Regulation. Numerous federal and state consumer protection laws impose requirements upon the origination and collection of consumer loans, and secured loans of the nature made to the Company's business borrowers. The laws of some states impose finance charge ceilings and other restrictions on consumer transactions and may require certain contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In addition, certain of these laws make an assignee of such contract liable to the obligor thereon for any violations by the assignor. The Company verifies the accuracy of disclosure for each loan or receivable that it purchases; however, the Company, as an assignee of receivables, may be unable to enforce some of its receivables or may be subject to liability to the obligors under some of its receivables if such receivables do not comply with such laws.

   The Company intends to obtain and maintain any and all additional qualifications, registrations and licenses necessary for the lawful conduct of its business and operations in those states in which it does business. Presently, the Company is not subject to licensing in any state because it has restricted, and intends to restrict for the near term, its lending activities to factoring commercial accounts.

   Insofar as consumer (i.e. non-commercial) lending is concerned, numerous federal and state consumer protection laws, including the Federal Truth-In-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Federal Reserve Board's Regulations B and Z, retail installment sales acts and other similar laws regulate the origination and collection of consumer receivables. If and when the Company enters this line of business these requirements would impact the Company's operations.
The relevant laws, among other things, (A) would require the Company to (i) obtain and maintain certain licenses and qualifications, (ii) limit the finance charges, fees and other charges on the Contracts purchased and (iii) provide specified disclosures to consumers; (B) limit the terms of the Contracts; (C) regulate the credit application and evaluation process; (D) regulate certain servicing and collection practices; and (E) regulate the repossession and sale of collateral. These laws also impose specific statutory liabilities upon creditors who fail to comply with their provisions and may give rise to defense to payment of the consumer's obligation.

    The Company believes it is currently in compliance in all material respects with applicable laws, but there can be no assurance that the Company will be able to maintain such compliance. The failure to comply with such laws, or a determination by a court that the Company's interpretation of law was erroneous, could have a material adverse effect upon the Company. Furthermore, the adoption of additional laws, changes in the interpretation and enforcement of current laws or the expansion of the Company's business into jurisdictions that have adopted more stringent regulatory requirements than those in which the Company currently conducts business, could have a material adverse effect upon the Company.

          If a commercial or consumer borrower defaults on a Contract, the Company is entitled to exercise the remedies of a secured party under the Uniform Commercial Code ("UCC"), which typically includes the right to repossession by self-help means unless such means would constitute a breach of peace. The UCC and other state laws regulate repossession and sales of collateral (A) by requiring reasonable notice to the borrower of (i) the date, time and place of any public sale of the collateral, (ii) the date after which any private sale of the collateral may be held and (iii) the borrower's right to redeem the financed vehicle prior to any such sale; and (B) by providing that any such sale must be conducted in a commercially reasonable manner.

          Under the UCC and other laws applicable in most states, a creditor is entitled, subject to possible prohibitions or limitations, to obtain a deficiency judgment from a borrower for any deficiency on repossession and resale of the property securing the unpaid balance of the borrower's contract. The Company could seek a deficiency judgment against the borrower for any shortfall. In some cases it may not be economical to seek a deficiency judgment against a borrower or, if one is obtained, it may be settled at a significant discount.

In the event of default by an obligor on a receivable, the Company is entitled generally to exercise the remedies of a secured party under the Uniform Commercial Code ("UCC") as in effect under applicable state laws. A usual remedy of a secured creditor is foreclosure, and repossession or sale of the collateral. In most jurisdictions, the UCC and other state laws require the secured party to provide the debtor with reasonable notice of the date, time, and place of any public sale or the date after which any private sale of the collateral may be held. Unless the debtor waives his rights after default, the debtor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid installments (less any required discount for prepayment) of the receivable plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for its sale, plus in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of delinquent installments.

Source of Revenue ("Spread"). The Company's profitability is determined largely by the difference, or "spread," between the rate of interest on the funds borrowed under revolving credit facilities, or paid to purchasers of its Investment Notes, and the rate of interest (or implied interest rate in case of bulk purchase portfolios) charged to and collected from its customers on their contracts. The interest rate paid to investors in Investment Notes varies with current market rates for similarly rated transactions. There can be no assurance that the Company's cost of funds will not rise to a level that adversely affects its ability to maintain profitability with respect to the contracts it holds or that the interest rate paid to investors will not rise to a level that adversely affects the Company's ability to make loans or sell contracts with an economically advantageous spread. In addition, high interest rate environments also could be expected to adversely affect the overall financing capacity of the Company's typical non-prime customers.

DESCRIPTION OF PROPERTY

	   The Company shares office space with Riverbank, Inc., an affiliated company, at 800 W. Oakland Park Blvd. in Ft. Lauderdale, Florida at a rental expense of $250 per month. There is no written lease between the Company and its affiliate. The Company considers its office space adequate for its anticipated immediate needs. See "Certain Relationships and Related Transactions."

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

	The Company presently has one director, Shlomo (Steve) Rasabi, who has been the sole director since inception. The Company intends to add other, qualified directors and is investigating obtaining directors and officers liability insurance ("D&O") for that purpose.

	   Shlomo (Steve) Rasabi, 46, is the founder, president, chief executive officer, and sole director of the Company. Since 1975 Mr. Rasabi has been engaged in several entrepreneurial activities. From 1975 to 1981 he owned and operated a floor covering store chain that employed 27 people in the New York/New Jersey area. From 1981 through 1991 he owned and managed various retail operations and real estate ventures, including a sportswear importer, a strip shopping plaza, residential properties, a light industrial facility, and
a Daytona Beach, Florida restaurant with as many as 120 employees.   He became
involved in the automobile finance business in 1989 as manager and part-owner of Prospect Finance of Broward, Inc. Prior to founding Riverbank, Inc., an automobile finance company, in 1994 he was president of CBS Auto Finance, Inc., an automobile lending operation with 10 employees. Mr. Rasabi devotes about half of his time to the management of the Company and the remainder to the automobile finance operations. He attended college in Israel and the USA, receiving a BS in civil engineering in 1977 from Cooper Union Institute in New York.

Daniel Benjamin, 46, vice-president and general manager, has 18 years experience in automobile sales, leasing and finance. He has been with the affiliated companies since 1994 and with the Company since inception. From 1980 through 1989 he worked in sales, sales management and leasing for automobile dealers in the metropolitan New York area. In 1987 he founded Performance Auto Leasing, Inc. and as president maintained full responsibility for all aspects of the firm's automobile leasing and sales activities. He took a less active role in the firm upon his relocation to Florida in 1989 where he has been engaged in sales and sales management for automobile dealers and leasing companies such as Autoputer-Boca, Inc., Acura of Pompano, and Delray Auto Leasing. Mr. Benjamin, as lease manager for Delray Auto Leasing, was responsible for all aspects of the business, including business development, advertising and promotion, as well as all forecasting and planning. Mr. Benjamin attended Queens College and Monmouth College where he concentrated in business administration. He was honorably discharged from the United States Army in 1975.

Under Florida corporation law, no director of the Company shall be personally liable for monetary damages as such for any action taken by such director, or any failure on the part of such director to take any action, unless (I) such director has breached or failed to perform the duties of his office as set forth under applicable law; and (II) such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, except as otherwise provided by applicable law. Riverbank's Articles of Incorporation also provides that, if Florida law is hereafter amended to authorize the further elimination of limitation of the liability of the directors of Riverbank, then the liability of such directors shall be eliminated or limited to the fullest extent permitted by applicable law.

The Articles of Incorporation and the Bylaws (the "Bylaws") of Riverbank provide that the Company shall, to the full extent permitted by the laws of the State of Florida, as amended from time to time, indemnify all persons whom they may indemnify pursuant thereto. The Bylaws of Riverbank also provide that the Company may obtain insurance on behalf of such persons.

EXECUTIVE COMPENSATION

This item provides disclosure of all cash, non-cash, plan and non-plan compensation awarded to, earned by, or paid to the named executive officer and director for all services rendered in all capacities to the Company and its subsidiaries. No disclosure is provided for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000 for the most recent year ended.

   For the year ending December 31, 1996, Steve Rasabi, the CEO and sole director, and Daniel Benjamin received no cash or non-cash compensation in 1996.

SUMMARY COMPENSATION TABLE

Name and   Fiscal Year  Salary  Bonus  Other Annual   Restricted Stock   Underlying    All Other
Principal                              Compensation   Awards             Options/SAR#  Compensation
Position
---------------------------------------------------------------------------------------------------
Shlomo      1996         0
Rasabi      1995         NA
Chrmn,      1994         NA
President,
CEO/CFO

Daniel      1996         0
Benjamin    1995         NA
VP, Gen     1994         NA
Mgr

AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTIONS/SAR VALUES

No options or SARs were exercised in the fiscal year ending
December 31, 1996.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS
No options were granted to any persons during fiscal 1996. No stock appreciation rights (SARs) were granted in fiscal 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	The Company does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest.

	   Generally, the Company will use an affiliated company, Riverbank
Services, Inc. for servicing the loans it maintains in its portfolio.
Riverbank Services, Inc. presently services a loan portfolio of approximately
$7,000,000 consisting primarily of Florida based loans on used automobiles.
Riverbank Services, which is equipped with specialized software and experienced loan servicing personnel, will assist the Company in evaluating credit reports prior to loan approval, will service the Company's loans, and will monitor and perform all collection procedures. As compensation, Riverbank Services, Inc. will be paid a fee of $2 for each $100 of customer collections actually received.

	   The Company shares office facilities with Riverbank Services, Inc., an affiliated company, at a monthly rental cost of $250 per month beginning June
1, 1997.  There is no written agreement respecting occupancy.

PRINCIPAL STOCKHOLDERS
	   The following table sets forth certain information regarding the beneficial ownership of the Company common stock as of June 10, 1997 by the directors of the Company, the Named Officers, each person known by the Company to be the beneficial owners of five percent (5%) or more of the Common Stock of the Company, and all directors and officers of the Company as a group. As shown in the table below, one shareholder owns all the 500 issued, outstanding, and authorized shares of the one class of common stock.

Name and Position              Number of Shares            Percentage of Class
(if applicable)                Beneficially Owned (1)
-------------------------------------------------------------------------------
Shlomo (Steve) Rasabi          500                         100
Chairman, President,
CEO/CFO
800 W. Oakland Park Blvd.
Suite 100
Ft. Lauderdale, FL 33311

Daniel Benjamin                  0                           0
VP, General Mgr.
800 W. Oakland Park Blvd.
Suite 100
Ft. Lauderdale, FL 33311

Landmark Finance, Inc.         500                         100
800 W. Oakland Park Blvd.
Suite 100
Ft. Lauderdale, FL 33311

All executive officers and     500                         100
directors as a group
(2 persons)

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as the individual, as well as other securities as to which the individual has or shares investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities. Steve Rasabi is the President and CEO of Landmark Finance, Inc., the Company's sole shareholder.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Common Stock

	There is no public trading market for shares of the Company's common stock, par value $.01 per share (the "Common Stock").  As of the date hereof, there is one beneficial holder of record of the 500 shares of authorized and issued
Common Stock.  The Company has never declared a dividend on the Common Stock.
The declaration and payment of dividends on the Common Stock, if any should occur in 9the future, would proportionately reduce the amounts of money available from the Company to pay principal and interest on the Investment
Notes.

	Ownership of the Investment Notes does not provide any rights to holders of the Investment Notes to direct or control the management of the Company by the election of directors, or otherwise.  An Investment Note holder will not acquire any rights or benefits which might accrue through ownership of common stock in the Company.
PLAN OF DISTRIBUTION

It is presently anticipated that the Company will not employ the services of a broker-dealer or dealers as an agent to assist in the sales of the Investment Notes. The Company may choose in the future to establish a broker-dealer subsidiary or to employ the services of a NASD member broker-dealer for purposes of offering the Investment Notes. Such participation by any such broker-dealer or a broker-dealer subsidiary of Riverbank, should one come into existence, will comply with the requirements of Schedule E to the Bylaws of the National Association of Securities Dealers, Inc. It has been estimated by Management that, if the services of a broker-dealer are utilized to sell the Investment Notes, the Company would pay to such broker-dealer a commission equal to between .5% and 8% of the selling price of Investment Notes actually sold. It is also likely that, if the services of a broker-dealer are utilized, the Company would agree to reimburse such entity for its costs and expenses, up to a maximum, based on the total dollar value of the Investment Notes sold.
The Company may agree to indemnify any broker or dealer utilized by the Company in connection with the Offering to be made hereby against liabilities, including liabilities under the Securities Act of 1933, as amended.

   Officers, directors and other associated persons of the Company will rely on the safe-harbor provisions of Rule 3a4-1 of the Securities Exchange
Act of 1934 with respect to their participation, if any, in the sale of the Notes. Generally, Rule3a4-1 provides that an associated person of an issuer will not be deemed to be a broker solely by reason of his participation in the sale of the securities of such issuer if the associated person is not a securities broker or associated with any broker-dealer, is not compensated on transactions in securities, and, in the case of the associated persons of the Company, his sales participation is restricted to passive activities such as preparing written communications, responding to inquiries, and performing ministerial work in effecting transactions.

The Company reserves the right to reject any subscription hereunder, in whole or in part, for any reason. Subscriptions will be irrevocable upon receipt by the Company. In the event a subscription is not accepted by the Company; the proceeds of such subscription will be promptly refunded to the subscriber, without deduction of any costs and without interest. The Company expects that such subscriptions will be refunded within 48 hours after the Company has received the subscription. Once a subscriber's subscription has been accepted by the Company, the applicable subscription funds will be promptly deposited for benefit of the Company. An Investment Note will be sent to the subscriber as soon as practicable thereafter. No minimum number of Investment Notes must be sold in the Offering. A subscriber will not know at the time of subscription whether the Company will be successful in completing the sale of any or all of the Investment Notes offered hereby. The Company reserves the right to withdraw or cancel the Offering at anytime. In the event of such withdrawal or cancellation, subscriptions previously received will be irrevocable and no subscription funds will be refunded except as may be required by the investor protection laws or regulations of the jurisdictions in which the Company may offer the Notes.

   The Notes are being offered on an ongoing and continuous basis pursuant to Rule 415. The Company reasonably expects to offer and sell the securities being offered herein within two years of the effective date of the registration statement relating to this Prospectus.

The validity of the Investment Notes being offered hereby have been passed upon for the Company by M. Peter Amaral, Esq., 800 West Oakland Park
Boulevard, Suite 100, Ft. Lauderdale, FL.

   LEGAL PROCEEDINGS

   As of the date of the Prospectus, the Company is not a party to any pending legal proceeding (or its property is the subject of a pending legal proceeding), nor is any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company a party adverse to the Company in any legal proceeding or has a material interest adverse to the Company.

   The Company intends to initiate legal proceedings as a plaintiff in connection with its routine collection activities whenever it deems such action appropriate.

EXPERTS

The balance sheet as of December 31, 1996 of Riverbank Factors, Inc.
included in this Prospectus, has been examined by Weinberg, Pershes & Company, P.A., independent certified public accountants, as set forth in their report appearing herein and have been included in reliance upon such representation of and upon the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS



                             RIVERBANK FACTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                      REPORT

                              AS OF DECEMBER 31, 1996








                               RIVERBANK FACTORS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                                       CONTENTS




       PAGE     1 - INDEPENDENT AUDITORS' REPORT

       PAGE     2 - BALANCE SHEET AS OF DECEMBER 31, 1996

       PAGE     3 - NOTES TO BALANCE SHEET AS OF DECEMBER 31, 1996








































INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
 Riverbank Factors, Inc.


We have audited the accompanying balance sheet of Riverbank Factors, Inc. (A
Development Stage Company) as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly in all material respects, the financial position of Riverbank Factors, Inc. as of December 31, 1996, in conformity with generally accepted accounting principles.









                          WEINBERG, PERSHES & COMPANY, P.A.



Boca Raton, Florida
January 24, 1997
(Except for Note 4 which
is dated May 15, 1997)


RIVERBANK FACTORS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
    AS OF DECEMBER 31, 1996


                                      ASSETS


Cash                                              $   10,000


TOTAL ASSETS                                      $   10,000



LIABILITIES AND STOCKHOLDER'S EQUITY


Liabilities                                       $     -

Stockholder's Equity

   Common Stock, $.01 par value, 500
    shares authorized, 500 issued and
    outstanding                                            5
   Capital in excess of par                            9,995

     Total Stockholder's Equity                       10,000

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY        $   10,000





















See accompanying notes to balance sheet.
	FR2

RIVERBANK FACTORS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO BALANCE SHEET
AS OF DECEMBER 31, 1996



NOTE  1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  Organization and Business Operations

Riverbank Factors, Inc. ("the Company") was incorporated in Florida on October 24, 1996 for the primary purpose of arranging financing for businesses and individuals. At December 31, 1996, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company preparing its business plan for use in raising up to $10,000,000 of unsecured subordinated notes for use in the Company's lending operations.  The company's fiscal year end is December 31.

B.  Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



NOTE  2 - STOCKHOLDER'S EQUITY

The Company issued 500 shares of Common Stock at a par value of $.01 per share to the sole shareholder.


NOTE  3 - REVOLVING CREDIT NOTE

On January 3, 1997, the Company entered into a revolving credit note to receive up to $1,200,000. The note calls for interest to be paid monthly at an annual rate of 12%. All unpaid principal and interest is due on January 3, 1999. As of the date of this report, the Company has been advanced $400,000 on this revolving credit note.




                                          FR-3


=============================================================================
                               RIVERBANK FACTORS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                                       CONTENTS





       PAGE     1 - UNAUDITED STATEMENT OF OPERATIONS FOR THE PERIOD FROM
                    INCEPTION TO APRIL 30, 1997

       PAGE     2 - UNAUDITED BALANCE SHEET AS OF APRIL 30, 1997



                               RIVERBANK FACTORS, INC.
                            (a Development Stage Company)

                             Statement of Operations Data


   Inception October 24, 1996 to April 30, 1997
                                   (actual numbers)
                                      (unaudited)

Interest income from operations                      $15,785
Expenses:
   General and administrative                            242
   Sales and collections                                 162

Operating profit                                     $15,382

Interest expense                                     $14,666

Net profit                                               715

Per common share data(1):
   Net income                                          $1.43
   Cash dividends declared:
      Common stock                                         0

(1) There are 500 shares of common stock issued representing all authorized shares of the Company. There is no preferred stock authorized.

                               Balance Sheet Data
                                 April 30, 1997

Assets:
   Cash                                                  882
   Loans                                             437,744
 Total current assets                                438,744
 Amortizations                                        11,484
Total Assets                                        $450,117

Liabilities:
   Accounts payable                                      163
   Loans payable                                     439,166
 Total current liabilities                           439,329
 Long term liabilities                                     0
Total liabilities                                    439,329

Stockholder's Equity
   Common Stock, $.01 par value, 500
    shares authorized, 500 issued and
    outstanding                                            5
   Capital in excess of par                            9,995

     Total Stockholder's Equity                       10,000

Total Liabilities and
 Shareholders' Equity                               $450,117

===========================================================================
BACK COVER PAGE OF PROSPECTUS



$4,900,000
Investment Notes


RIVERBANK FACTORS, INC.

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and if given of made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus, even when accompanied by an appropriate Prospectus Supplement, does not constitute an offer to sell or the solicitation of an offer to buy the Securities in any jurisdiction where such sale or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such and offer or solicitation.

PART II. INFORMATION NOT CONTAINED IN THE PROSPECTUS

Item 24. Indemnification of Officers and Directors
ARTICLE X of the Registrant's Articles of incorporation provides that "This
Corporation may indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by Florida law."

The Registrant's Bylaw's in Section 6 track Florida Corporation law on the matter of indemnification and provide as follows:
The corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right to the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

Any indemnification, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct.

Item 25. Other Expenses of Issuance and Distribution
The Registrant estimates the following expenses of the offering:

Registration Fees:          $ 1,485
Printing:                   $ 5,000
Legal:                      $25,000
Accounting:                  $5,000

Item 26.  Recent Sales of Unregistered Securities
On or about October 24, 1996 the Registrant sold, for cash consideration of $10,000, 500 shares of its one class of common stock to Landmark Finance, Inc., an affiliated company. The Registrant received all the consideration paid.

The Registrant claims exemption from registration primarily upon Section 4(2) of the Securities Act.

Item 27.  Exhibits and Exhibit Index
3.1       Articles of Incorporation of Riverbank Factors, Inc.             *
3.2       Bylaws of Riverbank Factors, Inc.                                *
4.1       Deed Poll Indenture and Note                                    **
5.1       Opinion re Legality of Unsecured, Subordinated Notes             *
10.1      Lloyd Funding, Inc. Revolving Credit Note, dtd January 3, 1997   *
23.1      Consent of counsel (contained in 5.1)                            *
23.2      Consent of Weinberg, Pershes & Co., P.A.                        **
27.1      Financial Data Schedule                                         **
*  Previously filed
** Filed herewith


Item 28.  Undertakings

(a) Rule 415 Offering. If the small business issuer is registering securities under Rule 415 of the Securities Act, that the small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
               (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ft. Lauderdale, State of Florida, on June 10, 1997.

Riverbank Factors, Inc. (Registrant)

/s/
Shlomo Rasabi, President and Chairman
(Signature)

